Exhibit 10.4

ASSIGNMENT AND ASSUMPTION

OF

REGISTRATION RIGHTS AGREEMENT

This Assignment and Assumption of Registration Rights Agreement (this “Assignment”) is entered into this 1st day of April, 2009, between Eldorado Resorts LLC, a Nevada limited liability company (the “Assignor”), and Eldorado HoldCo LLC, a Nevada limited liability company (the “Assignee”), and is consented to by NGA AcquisitionCo, LLC a Nevada limited liability company (“NGA”).

WHEREAS, Assignor and NGA are parties to that certain Registration Rights Agreement dated December 14, 2007 (the “Agreement”), wherein NGA is granted certain registration rights as more specifically set forth in the Agreement.

WHEREAS, the members of Assignor have contributed all their respective membership interests in Assignor to Assignee in return for proportionate membership interests in Assignee in accordance with that certain Contribution Agreement of even date herewith.

WHEREAS, Assignor desires to assign all of its right, title and interest in the Agreement to Assignee, and Assignee desires to assume all of Assignor’s duties, obligations and liabilities in the Agreement, as more specifically set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor hereby transfers to Assignee, and Assignee hereby assumes, all of Assignor’s rights and obligations in the Agreement as follows:

1. Assignment. Assignor assigns, transfers, sets over and delivers to Assignee all of Assignor’s right, title and interest in, to and under the Agreement.

2. Assumption. Assignee assumes all duties, obligations and liabilities of Assignor arising under the Agreement and agrees to comply with and fully perform all of Assignor’s duties, obligations and covenants thereunder.

3. Consent. Subject to Section 2 above, NGA consents to Assignor’s assignment to Assignee of its rights and obligations under the Agreement as set forth in this Assignment.

4. Further Assurances. Assignor, Assignee and NGA will do, execute, acknowledge and deliver all acts, assignments, transfers, notices and assurances as may be reasonably required to evidence and perfect this Assignment.

5. Governing Law. This Assignment is governed by the laws of the State of Nevada.

6. Binding Effect. This Assignment is binding upon and inures to the benefit of Assignor, Assignee and NGA and their respective successors.

7. Counterparts. This Assignment may be executed in any number of counterparts and by facsimile signatures with the same effect as if all of the parties hereto were to have physically signed the same document at the same time and at the same place. All counterparts shall be construed together and shall constitute the Assignment.

IN WITNESS WHEREOF, Assignor and Assignee have executed, and NGA has consented to, this Assignment as of the day and year first set forth above.

Assignor:		Assignee:

Eldorado Resorts LLC, a Nevada limited liability company		Eldorado HoldCo LLC, a Nevada limited liability company

By:	/s/ Donald L. Carano	By:	/s/ Donald L. Carano
	Donald L. Carano, Manager		Donald L. Carano, Manager

By:	/s/ Gary L. Carano	By:	/s/ Gary L. Carano
	Gary L. Carano, Manager		Gary L. Carano, Manager

By:	/s/ Raymond J. Poncia, Jr.	By:	/s/ Raymond J. Poncia, Jr.
	Raymond J. Poncia, Jr., Manager		Raymond J. Poncia, Jr., Manager

By:	/s/ Thomas Reeg	By:	/s/ Thomas Reeg
	Thomas Reeg, Manager		Thomas Reeg, Manager

Consented To, Agreed And Accepted:

NGA AcquisitionCo, LLC, a Nevada limited liability company

NGA AcquisitionCo, LLC, a Nevada limited liability company

By:	/s/ Tim Janszen
Tim Janszen, Manager

By:	/s/ Ryan Langdon
Ryan Langdon, Manager

By:	/s/ Roger May
Roger May, Manager

By:	/s/ Thomas Reeg
Thomas Reeg, Manager

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